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                                                           Exhibit 10.6.4

November 18, 1997

Data Translation, Inc.
100 Locke Drive
Marlboro, MA 01752
Attention: Alfred A. Molinari, Jr., Chairman and CEO

Re:       Corporate Services Agreement

Dear Fred:

Reference is made to the Corporate Services Agreement and related side letter, in each case dated as of December 2, 1996, between Media 100 Inc. ("Media 100") and Data Translation, Inc. ("DTI").

Section 5.1 of the Corporate Services Agreement provides that the agreement will remain in effect until the earlier of (a) the discontinuance or termination of all services to be provided thereunder in accordance with its terms and (b) December 31, 1997.

Notwithstanding the foregoing, Media 100 has requested that DTI continue to provide, and subject to the terms and conditions set forth in the Corporate Services Agreement, DTI has agreed to continue to provide, the following services beyond December 31, 1997: VAX hardware, software support services; VAX Net connections, dial-in access; VAX back-ups; and environmental stress screening. The parties hereby acknowledge and agree that the foregoing services are the only services currently being provided by DTI to Media 100 pursuant to the Corporate Services Agreement, and will be the only services to be provided thereunder from and after December 31, 1997.

The parties further agree that charges for VAX-related services shall remain during the extended period as agreed to on December 2, 1996, and that the charges for environmental stress screening will be a flat rate of $3,000 per month, effective as of December 1, 1997.

In accordance with the foregoing, the parties hereby agree to modify Section 5.1 of the Corporate Services Agreement by changing the December 31, 1997 reference therein to September 30, 1998. Except as amended hereby, the terms and conditions of the Corporate Services Agreement, and the charges for the continuing services thereunder, remain unchanged.

The parties acknowledge and agree that DTI may upgrade and/or add modules to its Manman system during the term of the Corporate Services Agreement, and that to the extent these initiatives would result in additional charges to DTI related to customization or other work necessary to the continued provision of the VAX-related services to Media 100 contemplated hereby, Media 100 will reimburse DTI for such

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additional charges.  In this regard, DTI will notify Media 100 and obtain Media
100's written consent prior to authorizing any work giving rise to such additional charges, which consent will not be unreasonably withheld or delayed.

Please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

MEDIA 100 INC.



By:     /s/ John A. Molinari
   -------------------------------
Name:   John A. Molinari
Title:  President and Chief Executive Officer


Agreed to and Accepted:

DATA TRANSLATION, INC.


By:     /s/ Alfred A. Molinari, Jr.
   ---------------------------------
Name:   Alfred A. Molinari, Jr.
Title:  Chairman and Chief Executive Officer